CONVERTIBLE PROMISSORY NOTE-COMMON STOCK

$519,920.00

Frederick, Maryland
August 1, 2009

FOR VALUE RECEIVED, subject to the terms and conditions hereinafter set forth, the undersigned, BIOELECTRONICS CORPORATION, a Maryland corporation (the "Company" or the "Borrower"), promises to pay to the order of Ibex, LLC, a Virginia Limited Liability Corporation (the "Holder"), at its office at 20417 Plainfield Street, Ashburn, VA 20147, or such other address as the Holder shall specify in writing to the Borrower, in immediately available funds, the principal amount of Five Hundred Nineteen Thousand Nine Hundred Twenty Dollars ($519,920.00) plus simple interest at the rate of Eight Percent (8%) per annum.

SECTION 1. PAYMENT OBLIGATION. If not sooner converted into "Common Stock" of the Company in accordance with Section 2 below, the principal amount and all accumulated interest of this Convertible Promissory Note shall be due and payable on August 31, 2011 (the "Maturity Date"). The outstanding principal balance hereunder shall begin to bear interest from date this Convertible Promissory Note is executed and shall continue until paid in full.

SECTION 2. CONVERSION.

2.1 At any time the Holder shall, at its option, be entitled to receive in lieu of payment of the indebtedness evidenced hereby, a number of shares of "Common Stock" (as defined below) equal to the quotient of (i) a sum equal to the entire outstanding principal and interest of this Convertible Promissory Note, divided by (ii) the "Conversion Price" of One and Nine Tenths cents ($.019) per share.

2.2 Issuance of Certificates. As promptly after the Conversion Date as reasonably practicable, the Company shall instruct its transfer agent to issue and deliver to the Holder at the address of the Holder set forth on the Company's records, without any charge to the Holder, a certificate or certificates (issued in the name of the Holder or, subject to the provisions of Section hereof, in such name as the Holder may designate) for the number of full shares of Common Stock of the Company issuable upon the conversion of this Convertible Promissory Note.

2.3 Status on Conversion. Upon conversion of this Convertible Promissory Note, the Holder shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Convertible Promissory Note is converted on the Conversion Date.

2.4 Effect of Reclassification. Consolidation, Merger, etc, In case of the reclassification or change of outstanding shares of Common Stock, or in the case of any consolidation or merger of the Company with or into a corporation, or in the case of a sale or conveyance to another corporation of all or substantially all of the assets of the Company, this Convertible Promissory Note shall be convertible into the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which this Convertible Promissory Note might have been converted immediately before the time of determination of the stockholders of the Company entitled to- receive such shares of stock and/or other securities or

. property. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the shares of stock and/or other securities or property provided for in this Section 2.4.

SECTION 3. SECURITY.

This Convertible Promissory Note is secured by a Security Agreement of even date herewith (the "Security Agreement") among the Borrower and the Holder. Reference hereby is made to the Security Agreement for a description of the collateral pledged pursuant thereto, and any holder of this Convertible Promissory Note is entitled to the benefit of the security interest provided therein.

SECTION 4. PREPAYMENT.

The principal amount of this Convertible Promissory Note may not be prepaid, in whole or in part, without the written consent of the Holder.

SECTION 5. DEFAULTS AND REMEDIES.

5.1 Events of Default. If the Borrower shall fail to pay any amount due under this Convertible Promissory Note within two days of the date when due, the Holder may, at its sole option, declare the entire amount of principal and accrued, unpaid interest on this Convertible Promissory Note immediately due and payable, by written notice to the Borrower, in which event the Borrower immediately shall pay to the Holder the entire unpaid principal balance of this Convertible Promissory Note together with accrued, unpaid interest thereon to the date of such payment.

5.2 Waivers. The Borrower waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and delinquence in taking any action to collect any sums owing under this Convertible Promissory Note or in a proceeding against any of the rights or interests in or to properties securing payment of this Convertible Promissory Note.

SECTION 6. MISCELLANEOUS.

6.1 Notices. Any and all notices, requests, demands, designations, consents, offers, acceptances or any other communications to be given by any party to any other party under the terms and conditions of this Convertible Promissory Note shall be in writing and personally delivered, or sent by first class mail, registered or certified, postage pre-paid, or sent by reputable overnight courier service, facsimile, telecopy or telex, addressed as follows, or to such other address as may be designated in writing by the party to which notice is to be sent:

If to the Borrower, to:
BioElectronics Corporation
4539 Metropolitan Court
Frederick, Maryland 21704
Attention: Chief Financial Officer

If to the Holder, to:

Ibex, LLC
20417 Plainfield Street
Ashburn, VA 20147
Attention: Kelly Lorenz, President

6.2 Successors. All the covenants, agreements, representations and warranties contained in this Convertible Promissory Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

6.3 Governing Law. This Convertible Promissory Note is delivered in the State of Maryland and shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland without application of the conflict of laws provisions or principles thereof. All persons and entities in any manner obligated under this Convertible Promissory Note hereby consent to the jurisdiction of any federal or state court within the State of Maryland having proper venue, and also consent to service of process by any means authorized by federal or Maryland law.

6.4 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Convertible Promissory Note or the rights and duties of the parties in relation hereto, the prevailing party will be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing party, including, without limitation, all reasonable attorneys' fees.

6.5 Time of the Essence. Time is of the essence with respect to every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note as of the date first above written.

Bio Electronics Corporation

By: Andrew J. Whelan

Its: President

"Borrower"

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

Ibex, LLC

By: Kelly Lorenz
President

"Holder"

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is executed this the 1st day of August, 2009 by and between BioElectronics Corporation (hereinafter "Borrower") and Ibex, LLC (hereinafter "Holder").

WHEREAS, Borrower has executed a Convertible Promissory Note-Common Stock to Holder, even dated herewith (the "Holder Note"), and

WHEREAS, Holder has required, as a condition of accepting said "Holder Note", that Borrower (among other things) execute this agreement to secure all obligations under the Holder Note.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Holder hereby agree as follows:

1. Liability Secured. This Agreement is entered into as security for the payment of the Convertible Promissory Note-Common Stock in the amount of Five Hundred Nineteen Thousand Nine Hundred Twenty Dollars ($519,920.00) of even date, bearing simple interest at the rate of Eight Percent (8%) and payable as therein provided.

2. Granting Clause. As security for the obligations under the Holder Note, the Borrower does hereby grant, pledge, transfer, sell, assign, convey and deliver to the Holder a security interest in, all of the right, title and interest of Borrower, in and to all of Borrowers personal property and intellectual property, and all proceeds or replacements thereof (hereinafter collectively referred to as the "Collateral").

3. Warranties of Title, etc. The Borrower hereby: (a) covenants with the Holder, his successors and assigns that the Borrower is the lawful owner of the Collateral and has the right to sell, assign, convey and grant a security interest in the same and that the Collateral is free and clear of all encumbrances and security interests (other than that of the Holder); (b) warrants and covenants to forever defend the title of the Collateral unto the Holder, his successors and assigns against the claims of all person whomsoever, whether lawful or unlawful; (c) warrants that no financing statement covering any of the Collateral or any proceeds there from is on file at any public office; and (d) agrees, promptly upon request from the Holder to join with the Holder in executing one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to the Holder and to pay the cost of filing the same in all public offices wherever filing is deemed necessary or prudent by the Holder.

4. Taxes and Assessments. The Borrower agrees to pay all taxes, rents, assessments and charges levied against the Collateral and all other claims that are or may become liens against the Collateral, or any part thereof, and should default be made in the payment of the same, the Holder, at his option, may pay the same.

5. Insurance. For so long as this Agreement shall remain effective, Borrower agrees to maintain insurance coverage on all Collateral secured hereby.

6. Non-Waiver. It is agreed that no delay in exercising any right or option given or granted hereby to the Holder shall be construed as a waiver thereof; nor shall a single or partial exercise of any other right, power or privilege.

7. Secured Party's Right After Default. Upon the occurrence of an Event of Default, as defined in the Convertible Promissory Note-Common Stock, the Holder shall have, in addition to any other rights under this Agreement or under applicable law, the right upon reasonable notice to the Borrower to take any or all of the following actions at the same or at different times: (a) to collect all Collateral in the Borrower' name and take control of any cash or non-cash proceeds of Collateral; (b) to enforce payment of any Collateral, to prosecute any action or proceeding with respect to the Collateral, to extend the time of payment of any and all Collateral, to make allowance and adjustments with respect thereto and to issue credits in the name of the Borrower; and (c) to exercise, in addition to all other rights and remedies of a Holder upon default

under Maryland Law. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, expenses, cost and attorneys' fees relating thereto, including any and all costs and expenses incurred in securing the possession of Collateral and preparing the same for sale, shall be applied by the Holder to the payment of the Holder Note, whether due or to become due, and Borrower shall remain liable to the Holder for any deficiency.

8. Successor and Assigns. All covenants and agreements herein made by the Borrower shall bind it and its' respective successors and assigns, and every option, right and privilege herein reserved or granted to the Holder shall inure to the benefit of and may be exercised by the Holder's successors or assigns.

9. Modification, etc. No modification, amendment or waiver of any provision of this agreement, any note secured hereby, nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower shall entitle either of them to any other or further notice or demand in the same, similar or other circumstances.

10. Notices. Any request, demand or notices provided in this agreement to be given by either party hereto to the other shall be conclusively deemed to have been given when the same shall have been deposited in the United States mail, postage prepaid, addressed to the party to whom such request, demand or notice is directed, at the following address, or delivered by hand to such party at such address:

If to the Borrower, to:
BioElectronics Corporation
4539 Metropolitan Court
Frederick, Maryland 21704
Attention: Chief Financial Officer

If to the Holder, to:
Ibex, LLC
201F Royal Street
Leesburg, VA 20175
Attention: Kelly Lorenz, President

11. Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

IN WITNESS WHEREFORE, each of the undersigned has executed this agreement on the day and year first above written.

BORROWER:	HOLDER:
BioElectronics Corporation	Ibex, LLC
By: Andrew Whelan, President	By: Kelly Lorenz, President